Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Third Quarter Fiscal 2018 Results

•	Third quarter 2018 revenue was $136.4 million, up 22% year-over-year and 4% sequentially

•	High-end IC revenue nearly doubled, improving 94% year-over-year on strong demand from Asia foundries

•	Net income attributable to Photronics, Inc. shareholders was $13.0 million, or $0.18 per diluted share

•	Cash balance increased to $333 million, with strong operating cash flow of $49.0 million

•	Returned $6.8 million to shareholders through share repurchase program

•	Fourth quarter 2018 guidance: revenue between $133 and $141 million with diluted EPS between $0.14 and $0.19

BROOKFIELD, Conn. August 22, 2018 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for its fiscal 2018 third quarter ended July 29, 2018.

Third quarter revenue was $136.4 million, improving 22% compared with the same quarter last year and 4% compared with the previous quarter. Integrated circuit (IC) revenue was $107.2 million, up 26% compared with last year and 5% sequentially. Flat panel display (FPD) revenue was $29.1 million, up 10% compared with last year and 2% sequentially.

Net income attributable to Photronics, Inc. shareholders was $13.0 million ($0.18 per diluted share), compared with $4.0 million ($0.06 per diluted share) for the third quarter of 2017 and $10.7 million ($0.15 per diluted share) for the second quarter of 2018. Results for the third quarter of 2018 includes a $2 million one-time tax benefit ($0.01 per diluted share).

"During the third quarter, demand remained strong across nearly all our end markets, and we benefitted from successfully repositioning the business to take advantage of growing markets in China and demand from captives,” said Peter Kirlin, chief executive officer. “High-end IC once again was the primary contributor to growth, nearly doubling compared with last year, up 94%. For FPD, sales of both AMOLED and LTPS LCD photomasks increased, primarily for mobile applications. With the increase in revenue, we expanded margins through operating leverage and cost control, delivering 15% operating margin. In addition to strong revenue and income growth, our cash balance increased to $333 million, demonstrating once again our ability to generate strong cash from operations. Our balance sheet is very healthy as we approach the peak of our China investment over the next two quarters, and we have begun to return cash to our shareholders through the initiation of a share repurchase program last quarter. We have increased our momentum heading into the end of fiscal 2018, and are now in an even stronger position to ramp our China facilities in 2019.”

Fourth Quarter 2018 Guidance

For the fourth quarter of 2018, Photronics expects revenue to be between $133 million and $141 million, and net income attributable to Photronics, Inc. shareholders to be between $0.14 and $0.19 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 22, 2018. The call can be accessed by logging onto Photronics' web site at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel display substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.